EXHIBIT 10.4
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2005 CORPORATE BONUS PLAN
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     The Company's annual corporate bonus plan is intended to assist the Company in rewarding and motivating key employees, focuses strongly on Company and individual performance, and provides a fully competitive compensation package to plan participants. As a pay-for-performance plan, cash incentive awards are paid annually based on the achievement of performance objectives for the year. Under the plan, each plan participant is provided a range of potential annual incentive awards based on competitive award levels in the marketplace. Actual awards paid under the plan are based on the Company's corporate performance. Individual performance is also considered in determining actual award levels, but is assessed in a non-formulaic fashion. The 2005 Corporate Bonus Plan performance objective is earnings per share performance against plan. The maximum incentive awards that could be awarded to the named executive officers pursuant to the 2005 Corporate Bonus Plan are as follows: Zan Guerry - (150% x annual base salary); A. Alexander Taylor II - (150% x annual base salary); B. Derrill Pitts - (60% x annual base salary); Richard D. Moss - (60% x annual base salary) and Donald K. Riker - (60% x annual base salary).